Exhibit 10.9

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Second Amendment") is made as of April 4, 2011, by and between ARE-SEATTLE NO. 10, LLC, a Delaware limited liability company ("Landlord"), and PHASERX INC., a Delaware corporation ("Tenant").

RECITALS

A.           Landlord and Tenant entered into that certain Lease Agreement dated as of February 9, 2010, as amended by that certain First Amendment to Lease dated as of July 1, 2010 (as amended, the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 11,291 rentable square feet ("Original Premises") in a building located at 410 West Harrison, Seattle, Washington. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.        Tenant has elected to expand the Original Premises to include the Expansion Space (as defined in Section 39(a)).

C.         Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding the Expansion Space consisting of approximately 6,236 rentable square feet.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Space. In addition to the Original Premises, commencing on the Expansion Space Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building consisting of approximately 6,236 rentable square feet, as shown on Exhibit I attached to the Lease (the "Expansion Space").

2.	Delivery. Landlord shall use reasonable efforts to deliver the Expansion Space (“Delivery” or “Deliver”) to Tenant on or before September 1, 2011 (“Target Expansion Space Commencement Date”). If Landlord fails to timely Deliver the Expansion Space to Tenant, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Second Amendment shall not be void or voidable, other than by Tenant’s Termination Right. Notwithstanding the foregoing, Tenant shall receive a credit against Operating Expenses payable under the Lease with respect to the Expansion Space equal to 2 times the per diem amount of Operating Expenses payable by Tenant for the Expansion Space (2 x $226.37 = 452.74 per day) (“Opex Credit”) for each day after the Target Expansion Space Commencement Date (as the same may be extended for Force Majeure delays) that Landlord fails to Deliver the Expansion Space to Tenant. If Landlord is unable to Deliver the Expansion Space to Tenant on or before the Target Expansion Space Commencement Date, Landlord shall endeavor to provide temporary laboratory and office space (“Temporary Premises”) to Tenant in the Building or at a property owned by an affiliate of Landlord until the Expansion Space Commencement Date pursuant to a separate written agreement acceptable to Tenant and Landlord (or Landlord’s affiliate), each in their sole and absolute discretion. If Tenant occupies a Temporary Premises, (i) Tenant shall not pay Base Rent for the Temporary Premises but shall pay the Operating Expenses only on such Temporary Premises for the period which Tenant occupies the Temporary Premises, and (ii) Landlord shall reimburse Tenant, within a reasonable time after Tenant’s delivery of an invoice reasonably acceptable to Landlord reflecting the costs incurred, for the reasonable moving expenses actually incurred by Tenant to move into the Temporary Premises and to subsequently move from the Temporary Premises to the Expansion Space.

1

Landlord shall provide Tenant at least thirty (30) days advance notice of its proposed date of delivery of the Expansion Space (“Proposed Delivery Date”). Tenant may elect, at Tenant’s sole cost and expense, to perform an environmental inspection of the Expansion Space (“Environmental Inspection”) prior to the Proposed Delivery Date. Following Tenant’s written notice to Landlord of its election to conduct the Environmental Inspection (“Inspection Notification”), Landlord hereby agrees to permit Tenant access to the Expansion Space for such Environmental Inspection at least fifteen (15) days prior to the Proposed Delivery Date (“Initial Access Date”). Landlord shall not be required to provide access to the Expansion Space for the Environmental Inspection prior to August 15, 2011 so long as the Proposed Delivery Date is on or after September 1, 2011. Such Environmental Inspection shall be coordinated with Landlord and shall comply with the Lease and all other reasonable restrictions and conditions Landlord may impose. Tenant’s Inspection Notification shall include notification to Landlord of the date upon which Tenant desires to commence the Environment Inspection of the Expansion Premises (“Desired Access Date”); provided, however, that in no event shall the Desired Access Date be earlier than the Initial Access Date. All such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.

The "Expansion Space Commencement Date" shall be the date Landlord actually delivers the Expansion Space to Tenant. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Space Commencement Date when the same is established in a form substantially similar to the form of the "Acknowledgement of Commencement Date" attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in this Second Amendment, if applicable: (i) Tenant shall accept the Expansion Space in their condition as of the Expansion Space Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Space; and (iii) Tenant’s taking possession of the Expansion Space shall be conclusive evidence that Tenant accepts the Expansion Space and that the Expansion Space were in good condition at the time possession was taken. As of the Expansion Space Commencement Date, the defined term “Premises” in the Lease shall include the Expansion Space and the terms of the Lease including, without limitation, Landlord’s warranty obligations under Sections 30(i) and 42, shall apply to the Expansion Space. Landlord shall, at Landlord’s sole cost and expense, be responsible for the compliance of the Premises (including the Expansion Space) with Legal Requirements as of the Commencement Date.

Except with respect to the boiler serving the Building (any replacement of which shall be undertaken by Landlord as part of Operating Expenses), commencing on the Expansion Space Commencement Date through December 31, 2012, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any replacements that are required to be made to the mechanical, plumbing and electrical systems serving the Expansion Space, except to the extent Tenant was responsible for the cause of such replacement, in which case Tenant shall pay the cost. Any repairs and maintenance of the mechanical, plumbing and electrical systems serving the Expansion Space shall be undertaken by Landlord as part of Operating Expenses.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Space, and/or the suitability of the Expansion Space for the conduct of Tenant’s business and Tenant waives any implied warranty that the Expansion Space are suitable for the Permitted Use.

2

3.	Definition of Premises. Commencing on the Expansion Space Commencement Date, the defined term "Premises" on page 1 of the Lease is deleted in its entirety and replaced with the following:

"Premises: That portion of the Building containing approximately 17,527 rentable square feet, consisting of (i) the “Original Premises” consisting of approximately 11,291 rentable square feet, and (ii) the “Expansion Space” consisting of approximately 6,236 rentable square feet, all, as shown on Exhibit A. The Original Premises and the Expansion Space shall be collectively referred to herein as the “Premises”.

As of the Expansion Space Commencement Date, Exhibit A to the Lease shall be amended to include Exhibit I attached to the Lease.

4.	Base Term. Commencing on the Expansion Space Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: A term (i) beginning, with respect to the Original Premises, on the Commencement Date, and with respect the Expansion Space on the Expansion Space Commencement Date, and (ii) ending, with respect to the entire Premises, on September 30, 2015.”

5.	Base Rent. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease. The “Expansion Space Rent Commencement Date” shall be the earlier of: (i) the date Tenant conducts any business in the Expansion Space or any part thereof, or (ii) January 1, 2012; provided that Landlord delivers the Expansion Space to Tenant on or before January 1, 2012. If delivery of the Expansion Space occurs after January 1, 2012, then the Expansion Space Rent Commencement Date shall be the actual delivery date. Commencing on the Expansion Space Rent Commencement Date, Tenant shall pay Base Rent for the Expansion Space in the amount of $34.48 per rentable square foot of the Expansion Space per annum which Base Rent shall be payable in equal monthly installments on or before the first day of each calendar month during the Term. In no event shall Tenant’s mere occupancy of the Expansion Space for storage purposes or for Tenant’s construction or installation of Expansion Space Tenant Improvements, Alterations, Tenant Property or Removable Installations prior to January 1, 2012, cause the Expansion Space Rent Commencement Date to occur prior to January 1, 2012. On May 1, 2012, Base Rent for the Expansion Space shall be increased to $35.51 per rentable square foot of the Expansion Space per annum. Commencing on May 1, 2013, and continuing thereafter on May 1st of each year during the Base Tern (each, an “Expansion Space Adjustment Date”), Base Rent for the Expansion Space shall be increased by multiplying the Base Rent payable for the Expansion Space immediately before such Expansion Space Adjustment Date by the Rent Adjustment Percentage of 3% and adding the resulting amount to the Base Rent payable for the Expansion Space immediately before such Expansion Premises Adjustment Date.

6.	Rentable Area of the Premises. Commencing on the Expansion Space Commencement Date, the defined term "Rentable Area of the Premises" on page 1 of the Lease is deleted in its entirety and replaced with the following:

"Rentable Area of the Premises: 17,527 sq. ft."

7.	Tenant’s Share of Operating Expenses. Commencing on the Expansion Space Commencement Date, the defined term "Tenant’s Share of Operating Expenses" on page 1 of the Lease is deleted in its entirety and replaced with the following:

"Tenant’s Share of Operating Expenses of Building: 54.28%”

3

Tenant shall continue to pay Operating Expenses with respect to the Original Premises as provided for in the Lease. If the Expansion Space Commencement Date occurs on or before December 31, 2011, Tenant shall commence paying Operating Expenses with respect to the Expansion Space on the Expansion Space Commencement Date; provided, however, that commencing on such date through December 31, 2011, the Operating Expenses payable by Tenant with respect to the Expansion Space shall be capped at $13.25 per rentable square foot of the Expansion Space per annum. So long as the Expansion Space Commencement Date occurs on or before January 1, 2012, Tenant shall commence paying the full amount of Operating Expenses payable with respect the Expansion Space on January 1, 2012. If the Expansion Space Commencement Date occurs after January 1, 2012, Tenant shall commence paying the full amount of Operating Expenses payable with respect the Expansion Space on the Expansion Space Commencement Date. Tenant’s Share of Operating Expenses of Building with respect to the Expansion Space is 19.30%.

8.	Security Deposit. If the Lease with respect to the Expansion Space has not been terminated pursuant to Section 10 below, or as otherwise set forth in the Lease, Tenant shall deliver an additional Security Deposit to Landlord in the amount of $27,500 on or before January 1, 2012, which additional Security Deposit shall be in the form of a Letter of Credit.

9.	Expansion Space TI Allowance. Upon the earliest to occur of (i) the satisfaction of the Financing Contingency (as defined in Section 10 below), (ii) the date Tenant delivers written notice to Landlord waiving its Termination Right, or (iii) the date that Tenant is deemed to have waived its Termination Right pursuant to Section 10 below, Landlord shall make available to Tenant a tenant improvement allowance of up to $15.00 per rentable square foot of the Expansion Space (the "Expansion Space TI Allowance") for the design and construction of fixed and permanent improvements in the Expansion Space desired by and performed by Tenant and which improvements shall be of a fixed and permanent nature (the "Expansion Space Tenant Improvements"). Except as otherwise provided in this Section 9, the Expansion Space TI Allowance shall only be available for the design and construction of Expansion Space Tenant Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Expansion Space Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Notwithstanding anything to the contrary contained herein, the Expansion Space TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant's voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Expansion Space Tenant Improvements. A portion of the Expansion Space TI Allowance shall be paid to Landlord as an administration fee in an amount equal to 3% for monitoring and inspecting the construction of the Expansion Space Tenant Improvements (which amount shall be paid in lieu of and not in addition to any amounts payable to Landlord pursuant to the first paragraph of Section 12 in connection with Alterations). Except for the Expansion Space TI Allowance, Tenant shall be solely responsible for all of the costs of the Expansion Space Tenant Improvements and for any Tenant Property or Removable Installations that Tenant may install in the Expansion Space. Any and all installations paid for by Tenant which are identified by Tenant as Removable Installations (as that term is defined in the Lease, and as may be amended by Landlord and Tenant pursuant to the Lease) shall be Tenant’s Property. The Expansion Space Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Tenant Improvements shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Expansion Space Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the architect), and certificates of insurance from any contractor performing any part of the Expansion Space Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers' compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.
4

During the course of design and construction of the Expansion Space Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Expansion Space Tenant Improvements once a month against a draw request in Landlord's standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Expansion Space Tenant Improvements (and prior to any final disbursement of the Expansion Space TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Space Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) "as built" plans for the Expansion Space Tenant Improvements. The Expansion Space TI Allowance shall only be available for use by Tenant for the construction of the Expansion Space Tenant Improvements in the Expansion Space for a period of 12 months following the Expansion Space Rent Commencement Date and any portion of the Expansion Space TI Allowance for which verifiable costs have not been incurred by Tenant on or before the expiration of such 12 month period shall be forfeited and shall not be available for use by Tenant.

10.	Early Termination. Notwithstanding anything to the contrary contained in this Second Amendment, if Tenant does not receive net proceeds from the closing of Tenant’s Series B financing of at least $30,000,000 on or before December 31, 2011 (“Financing Contingency”), Tenant shall have the right to elect to terminate the Lease with respect to the Expansion Space only (“Termination Right”) upon written notice to Landlord (“Termination Notice”), which Termination Notice must be delivered to Landlord on or before December 31, 2011. If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Expansion Space and deliver possession thereof to Landlord in the condition which the Expansion Space was delivered by Landlord to Tenant on the Expansion Space Commencement Date or, in the event Tenant has made any changes to the Expansion Space, in the condition required by the terms of this Lease on the date set forth in the Termination Notice to Landlord (“Termination Date”) and Tenant shall have no further obligations under the Lease with respect to the Expansion Space except for those accruing prior to the Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease. Notwithstanding anything to the contrary contained in this Second Amendment, if (i) Tenant does not deliver to Landlord the Termination Notice within the time period provided for in this paragraph, or (ii) Landlord disburses any portion of the Expansion Space TI Allowance pursuant to Section 9, Tenant shall be deemed to have waived its Termination Right.

11.	Right to Expand. Section 39(a) of the Lease is hereby deleted in its entirety and of no further force or effect.

12.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

5

13.	Miscellaneous.

a.           This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.           This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.           Tenant acknowledges that it has read the provisions of this Second Amendment, understands them, and is bound by them. Time is of the essence in this Second Amendment.

d.           This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

e.           Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

6

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

PHASERX INC.,
a Delaware corporation

By:	/s/ Robert W. Overell
Its:	President & CEO

LANDLORD:

ARE-SEATTLE NO. 10, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Jackie Clem
		Its:	Jackie Clem, VP Real Estate Legal Affairs

7